Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF FLUID REGULATORS CORPORATION

FROM ESTERLINE TECHNOLOGIES

Cleveland, Ohio, January 31, 2005 - TransDigm Inc. announced today that it has completed the acquisition of Fluid Regulators Corporation, a wholly owned subsidiary of Esterline Technologies Corporation. Fluid Regulators has been an innovative supplier of proprietary aerospace products for 50 years and is located in Painesville, Ohio, a suburb of Cleveland.

Fluid Regulators designs and manufactures highly engineered flight control and pressure valves used in hydraulic, fuel, lubrication and related applications. The products are used on a wide range of commercial and military aircraft including most Boeing and Airbus platforms, Canadair and Embraer regional jets, many business jets, and a broad range of military aircraft including F-16, C-5, AH64 Apache, C-17 and the F-18. Recent new awards have included a range of Airbus A-380 and Joint Strike Fighter applications. The company’s proprietary products, market position, and aftermarket content fit well with TransDigm’s overall business and strategic direction.

W. Nicholas Howley, Chairman & Chief Executive Officer of TransDigm, stated, “Fluid Regulators Corporation is a good compliment to our Cleveland-based AeroControlex pump and valve products. The business will become an important part of our AeroControlex division. We look forward to building on the strong reputation, new applications, and broad existing base of the Fluid Regulators products.”

TransDigm, with annual sales of over $300 million, is located in Cleveland, Ohio. TransDigm was founded in 1993 with the simultaneous acquisition of the Adel, Aeroproducts, Controlex and Wiggins businesses. Subsequent acquisitions included Marathon Power Technologies in 1997; Adams Rite Aerospace Inc. in 1999; Champion Aerospace in 2001; Norco in 2003; Avionic Instruments in 2004; and Skurka Engineering in 2005. Additionally, TransDigm has acquired a number of add-on product lines to extend its existing product offerings. TransDigm provides a broad range of proprietary aerospace components such as gear pumps, igniters and ignition systems, valves, electromechanical actuators and controls, AC/DC motors, NiCd batteries/chargers, power conversion devices, engineered connectors, lavatory components, and engineered latches.

For additional information please contact:

Eileen M. Fallon

216.289.4939